Exhibit 10.1
JRjr33, Inc.

November 3, 2016
Mr. John Walker
2469 Cascade Drive
Free Union, VA 22940

Dear John,

It is with a great deal of pleasure we provide this letter to formalize our invitation for you to join us at JRJR 33 INC. We believe you will be a great fit with our culture and what we are building here at JRJR 33, INC. Networks. We believe this is a great opportunity for you to begin making an impact immediately. The details of the offer are:

Position:     Chief Financial Officer of JRJR 33 INC and Chief Financial Officer of CVSL AG (Switzerland)

Reporting To:    John Rochon, Jr., Founder

Start Date:    Immediate

Salary:	$9,615.38 Bi-weekly pay period (annualized $250,000). Your performance will be evaluated annually in accordance with the company policy.

Bonus:	Up to 50% of base paid in cash or JRJR stock.

Status:	Full-time; Salary Exempt

Benefits:
You are eligible to participate in our benefit's program the first day of the month following your date of hire. The full extent of coverage and your options are explained in the Benefits Guide. Some of the highlights are:

•
Stock option Program: You will receive 150,000 three year stock options exercisable at current market value on the date of approval of the grant by the Board of Directors, vesting one-third each year for 3 years.

•
Medical/Dental/Vision/Prescription: Comprehensive coverage for you and your dependents beginning on the first day of the month following your first day of employment. This coverage is voluntary and employee contributions are required.

•	Disability Coverage: Supplemental short-term and long-term disability coverage is available and requires employee contributions.

•	Time Off:

•	Vacation: Annually, you will be eligible for two weeks (80) hours of vacation. This is based on your hire date and at a rate of 6.66 hours per month. This will be displayed on your first paycheck.

•
Personal Time: Annually, you are eligible for forty (40) hours of paid personal time off. This is based on your hire date and at a rate of 3.33 hours per month. This will be displayed on your first paycheck.

•	Holidays: A copy of the 2016 Holiday Schedule will be included with your new hire paperwork.

•
Retirement Savings Plan (401k): JRJR Networks provides a 401(k) Retirement Savings Plan for all eligible employees that are age 21 or older. New hires and newly eligible employees (part-time and on call employees, who have worked at least 1,000 hours for us during the 12 month period following your hire date or any plan year following your hire date) will be automatically enrolled in the plan at a 5% contribution rate. Employees may choose to make Elective Deferral Contributions of up to 50% of salary or the Internal Revenue Service maximum ($18,000 in 2016) on a before-tax basis by payroll deduction. Also, those 50+ years of age can contribute an additional $6,000 annually.

In the event your employment is terminated - for any reason other than “For Cause”, you will be eligible for severance pay based on the following formula: 2 weeks plus one additional week for each full year of service. You will not be eligible for severance pay in the event you are terminated “For Cause”. “For Cause” includes any violation of our company policy, gross negligence, willful neglect and fraud.

This offer is contingent based upon the successful completion of all pre-employment processes which include a background check and may include a physical evaluation and urinary drug screen. Your employment is an at-will basis for an indefinite term. Either you or the Company may discontinue your employment at any time, for any reason with or without cause and with or without notice.

We are very enthusiastic and are excited about the opportunities JRJR has to offer. Once you have had an opportunity to review this information, if there are any questions, please do not hesitate to contact me at 469-913-4110. Upon acceptance of your offer, we ask you sign and return to Virginia Justice.

Sincerely,

/s/ John P. Rochon, Jr.
John Rochon, Jr.
Founder

cc: Bill Randall, Lead Director & Chairman of Audit Committee

I accept your offer as specified above.

/s/ John P. Walker
John P. Walker